Exhibit 6

           Opinion and Consent of Alan Yaeger as to actuarial matters pertaining to the securities being registered

October 17, 1997

AUSA Life Insurance Company, Inc.
4 Manhattanville Road
Purchase, New York  10577

     RE:  REGISTRATION NO. 33-

Gentlemen:

     This opinion is furnished in connection with the initial registration by AUSA Life Insurance Company, Inc. of flexible premium variable life insurance policies ("Policies") under the Securities Act of 1933. The Prospectus included in the Registration Statement on Form S-6 describes the Policies. The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

     In my opinion, the illustrations of death benefits, cash values and net surrender values included in the sections entitled "Death Benefit, Cash Value and Net Surrender Value Illustrations" and "Illustration of Benefits" (Appendix
A) and the illustrations of death benefits and cash values included in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies.

     I hereby consent to use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,



/s/ ALAN YAEGER
-----------------------
Alan Yaeger
Actuary